Exhibit 2.2
AMENDMENT NO. 1 TO THE
AGREEMENT AND PLAN OF MERGER
     THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of August 24, 2005, among JOHNSON ELECTRIC HOLDINGS LIMITED, a Bermuda corporation (“JE Holdings”), J.E.C. ELECTRONICS SUB ONE, INC., a Massachusetts corporation and an indirect wholly-owned Subsidiary of JE Holdings (“Parent”), J.E.C. ELECTRONICS SUB TWO, INC., a Massachusetts corporation and a wholly-owned Subsidiary of Parent (“Purchaser”), and PARLEX CORPORATION, a Massachusetts corporation (the “Company”).
RECITALS
     WHEREAS, pursuant to Section 9.2 of the Agreement and Plan of Merger (the “Agreement”), dated as of August 18, 2005, among JE Holdings, Parent, Purchaser and the Company, the Agreement may be amended by action taken by or on behalf of their respective Boards of Directors.
     WHEREAS, the Boards of Directors of JE Holdings, Parent, Purchaser and the Company desire to amend Section 8.1(b) of the Agreement as set forth herein and have authorized the officers of JE Holdings, Parent, Purchaser and the Company to execute this Amendment.
     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, JE Holdings, Parent, Purchaser and the Company hereby agree as follows:
1. Definitions. Capitalized terms not otherwise defined in this Amendment have the meanings given to them in the Agreement.
2. Amendment. Pursuant to Section 9.2 of the Agreement, Section 8.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(b) By JE Holdings, Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before January 15, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or”
3. No Other Amendments. Except as modified by Section 2 above, the Agreement shall continue in full force and effect.

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts applicable to contracts executed in and to be performed in that Commonwealth. All actions and proceedings arising out of or relating to this Amendment shall be heard and determined in any Massachusetts state or United States District Court sitting in the City of Boston. The parties hereto hereby (i) submit to the exclusive jurisdiction of any Massachusetts state or United States District Court sitting in the City of Boston for the purpose of any Action arising out of or relating to this Amendment brought by any party hereto; and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Amendment may not be enforced in or by any of the above-named courts.
5. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by Applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Amendment. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver; and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Amendment, as applicable, by, among other things, the mutual waivers and certifications in this Section 5.
6. Headings. The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.
7. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
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     IN WITNESS WHEREOF, JE Holdings, Parent, Purchaser and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

JOHNSON ELECTRIC HOLDINGS LIMITED
By:	/s/ Christopher Hasson
	Name:	Christopher Hasson
	Title:	Authorized Signatory

J.E.C. ELECTRONICS SUB ONE, INC.
By:	/s/ Christopher Hasson
	Name:	Christopher Hasson
	Title:	Chief Executive Officer

J.E.C. ELECTRONICS SUB TWO, INC.
By:	/s/ Christopher Hasson
	Name:	Christopher Hasson
	Title:	Chief Executive Officer

PARLEX CORPORATION
By:	/s/ Peter J. Murphy
	Name:	Peter J. Murphy
	Title:	Chief Executive Officer